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                                                                    EXHIBIT 99.1



COMPANY CONTACT:                           AGENCY CONTACTS:
Sam Simkin                                 Lillian Armstrong/Kris Otridge
Senior Vice President &                    Lippert/Heilshorn & Associates
Chief Financial Officer                    (415) 433-3777
(619) 481-7545

          NEWGEN ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE DIVISION OF
                                      ADP

                     - NEWGEN GAINS 4,000 NEW DEALERSHIPS -

SAN DIEGO, CALIFORNIA, October 25, 1999, Newgen Results Corporation (NASDAQ/NM:
NWGN), the leading provider of customer relationship management products and services to the service sector of the U.S. retail automotive industry, today announced it has signed a definitive agreement to acquire Computer Care, a division of the Dealer Services Group of Automatic Data Processing, Inc. ("ADP") with approximately $20 million in annual sales.

         Under the terms of the agreement, Newgen will pay $11.175 million in cash at closing and an additional $9.0 million in cash dependent on certain earn-out criteria. Newgen expects the acquisition to close in the fourth quarter of 1999.

         "We could not be more delighted with this opportunity," Gerald L. Benowitz, CEO of Newgen, said. "Not only are we acquiring a business that generated $20 million in sales last year with a customer base of 4,000 dealerships, we are also developing a strategic alliance with ADP that will serve both companies very well going forward."

         Benowitz continued, "The acquisition presents Newgen with a great deal of opportunity. Our average customer spends many times that of the average Computer Care customer. Because of the more extensive services that we provide, the average revenue for a Newgen dealership is $20,000 per year, as compared to approximately $5,000 per year for Computer Care dealers. As we are able to demonstrate the benefits of our unique closed loop reminder system to those dealerships, we expect that their spending habits will begin to approach those of our existing clientele.".

         ADP Dealer Services President Mike Martone commented, "We have long been impressed with Newgen's ability to provide high level service and are excited about the prospect of an ongoing strategic relationship. We believe our customers will benefit from Newgen's ability to provide one of the highest levels of customer service in the industry. ADP plans to offer its customers a total


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Customer Relationship Management solution and Newgen's expertise in the service sector is highly complementary to our overall strategy."

         The acquisition also enables Newgen to establish new relationships with several manufacturers and mega-dealers. For example, Computer Care has relationships with Volvo, Audi, Acura, Volkswagen, AutoNation, and General Motors.

ABOUT ADP

ADP Dealer Services is a leading provider of integrated computing solutions to manufacturers and more than 18,000 auto and truck dealers throughout the United States, Canada, Europe, Asia, and Latin America. ADP (NYSE:AUD), is one of the largest independent computing services firms in the world with over $5 billion in revenues and 450,000 clients. For more information about ADP, or to contact a local ADP sales office, reach us at 1-800-225-5237, Extension 5091 or visit our Web site at www.adp.com.

ABOUT NEWGEN RESULTS CORPORATION

         Newgen is a database management and technology leader in the service arena of the automotive industry. The company provides owner loyalty and fixed operation solutions to automotive dealers and manufacturers.

         Newgen's expertise in database marketing and customer retention services combined with customer service and in-depth knowledge of service department operations provides a platform to deliver highly targeted and customized solutions to the automotive community. Since the beginning of 1996, Newgen has grown its customer base from 177 dealerships to over 2,400 dealerships. The company currently solicits over five million vehicle owners.

         Newgen's products and services are designed to attract more vehicle owners, more often to automotive dealerships. This process promotes customer loyalty and increases customer satisfaction with the dealership while driving increased revenue for the dealer. Vehicle owners benefit by knowing that a well-maintained vehicle can enhance vehicle resale values and the overall driving experience. In addition, this process also provides automotive dealerships the ability to effectively differentiate themselves from their competition through improved parts and service operations. For more information, call 800-7NEWGEN or visit Newgen's web site at www.ngresults.com.

THIS NEWS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES,

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INCLUDING STATEMENTS ABOUT THE TIMING OF THE CLOSING OF THE
ACQUISITION, THE BENEFITS TO NEWGEN OF A BUSINESS RELATIONSHIP WITH ADP, AND THE COMPANY'S ABILITY TO GENERATE ADDITIONAL REVENUES FROM COMPUTER CARE'S CURRENT CUSTOMERS. SUCH STATEMENTS ARE ONLY PREDICTIONS AND THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO RISKS RELATED TO MARKET ACCEPTANCE OF NEWGEN'S PRODUCTS, RAPIDLY CHANGING PRODUCT REQUIREMENTS, THE INTRODUCTION OF NEW PRODUCTS BY COMPETITORS OF THE COMPANY, THE TRANSITION OF COMPUTER CARE'S CUSTOMERS TO NEWGEN'S SERVICES, AND NEWGEN'S ABILITY TO MAINTAIN A BUSINESS RELATIONSHIP WITH ADP. THESE FACTORS AND OTHERS ARE MORE FULLY DISCUSSED UNDER THE HEADING "RISK FACTORS" AND ELSEWHERE IN NEWGEN'S REGISTRATION STATEMENT ON FORM S-1 (NO. 333-62703) AND IN THE COMPANY'S MOST RECENTLY FILED QUARTERLY REPORT ON FORM 10Q, EACH FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

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